UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2011 (January 10, 2011)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 10, 2011, OptimumBank Holdings, Inc. (the “Company”) received a written notice from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it fails to comply with the independent director requirement set forth in Nasdaq’s Listing Rule 5605(b)(1) (the “Rule”) due to the resignation of Jack Calloway from the Company’s board of directors on January 6, 2011. The Rule requires the board of directors to have a majority of members who are independent. As a result of Mr. Calloway’s resignation, the Company has only three independent directors on its six member board.

In accordance with Listing Rule 5605(b)(1)(A), the Company will be provided a cure period in order to regain compliance with the Rule as follows: (a) the earlier of the Company’s next annual shareholders’ meeting or January 6, 2012; or (b) if the next annual shareholders’ meeting is held before July 5, 2011, no later than July 5, 2011. The Company must submit to the Staff documentation, including biographies of any new directors, evidencing compliance with the Rule no later than the above deadline. If the Company cannot demonstrate compliance with the Rule by the above deadline, the Staff will provide written notice that the Company’s common stock will be delisted. At that time, the Company may appeal the Staff’s determination to delist its common stock to a Listing Qualifications panel.

The Company is actively seeking a qualified independent director to fill the vacancy on its board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUMBANK HOLDINGS, INC.

	By:	/s/ RICHARD L. BROWDY
Richard L. Browdy
January 13, 2011		President and Chief Financial Officer